Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Financial Results for the 2nd Quarter of 2009

East Syracuse, New York (July 30, 2009) – Beacon Federal Bancorp, Inc. (“the Company”) (NASDAQ: “BFED”) announced today net income for the quarter ended June 30, 2009 of $694,000, compared to net income of $833,000 for the quarter ended June 30, 2008.  Basic and diluted earnings per share for the quarters ended June 30, 2009 and 2008 were $0.11 and $0.12, respectively.  Highlights for the quarter ended June 30, 2009 were as follows:

◆	Net interest income rose by 12.0%, to $6.9 million, compared to $6.2 million for the same period a year ago.

◆	Net interest margin increased 12 basis points to 2.77% from 2.65% for the same period a year ago.

◆	Provision for loan losses increased by $370,000, when compared to the same period a year ago.

◆	FDIC insurance expense increased to $847,000 for the quarter, compared to $94,000 for the same quarter in 2008.

◆
The Company recognized a $538,000 other-than-temporary impairment (OTTI) charge for the second quarter of 2009 related to other-than temporary credit losses on certain securities.  During the quarter ended June 30, 2008, the Company recognized an OTTI loss on securities of $273,000.

◆	The Company repurchased $4.3 million of its common stock during the quarter ended June 30, 2009. Tangible book value per share increased to $14.31 at June 30, 2009 from $13.32 at December 31, 2008.

◆	On June 23, 2009, a cash dividend was paid of $.05 per common share, up $.01 per common share from last quarter.

Net interest income increased to $6.9 million for the three months ended June 30, 2009, compared to $6.2 million for the three months ended June 30, 2008, due primarily to a lower cost of funds.  The cost of funds decreased 82 basis points, while the yield on interest-earning assets declined by only 52 basis points.

Non-interest income increased by 26.0%, or $279,000, to $1.4 million for the three months ended June 30, 2009.  Non-interest income increased due to higher gains on sales of loans and changes in fair value on loan commitments, partially offset by lower earnings on the Company’s BOLI investment.

Provision for loan losses increased to $1.9 million for the quarter ended June 30, 2009 from $1.5 million for the comparable 2008 period.  The increase in the provision for loan losses resulted from an increase in nonperforming commercial real estate and commercial business loans and an increase in classified assets, as well as overall growth of the loan portfolio.  Annualized net charge-offs to average loans outstanding were .10% and .49% for the quarters ended June 30, 2009 and 2008, respectively.

Non-interest expense increased 25.4% to $5.3 million for the quarter ended June 30, 2009 from $4.2 million for the quarter ended June 30, 2008.  The increase was due primarily to a $753,000 (or 801.1%) increase in FDIC premium expense and a $265,000 (or 97.1%) increase in other-than-temporary impairment credit losses on securities.  Each financial institution was subject to a special assessment by the FDIC during the second quarter of 2009.

Income tax expense decreased due to a lower level of pre-tax income and lower effective tax rate.  The effective tax rate was 36.7% for the three months ended June 30, 2009, compared to 45.1% for the three months ended June 30, 2008.  The higher effective tax rate in the June 2008 quarter resulted from the nondeductible OTTI losses on securities.

Total assets increased to $1.05 billion at June 30, 2009 from $1.02 billion at December 31, 2008.  The increase was the result of a $6.7 million increase in cash and cash equivalents, a $31.4 million increase in net loans, a $1.8 million increase in loans held for sale and an $8.9 million increase in premises and equipment, partially offset by a $23.3 million decrease in trading account assets.  The increase in premises and equipment was due primarily to the recognition of a capital lease for the Company’s new home office facility of $7.8 million.  The increase in assets was funded by a $32.0 million increase in deposits, partially offset by a $10.0 million decrease in borrowings.  Equity decreased $5.0 million, or 4.9%, to $97.1 million at June 30, 2009 from $102.1 million at December 31, 2008.  The decline in equity was due primarily to the repurchase of common stock.

Ross J. Prossner, President and CEO, said, “The FDIC’s 5 basis point special assessment charge of $500,000 and higher regular assessments, along with an increased provision for loan losses, more than offset the improvement in our interest rate spread.”

He added, “The FDIC may impose additional special assessments, if warranted, which could significantly reduce our future net earnings.”

He continued, “Lower deposit costs continue to result in an improved interest rate spread.  Our interest rate spread increased by 30 basis points to 2.44% for the three months ended June 30, 2009 from 2.14% for the three months ended June 30, 2008.  Our net interest margin increased to 2.77% for the quarter from 2.65% for the same period a year ago.  Average non-interest-bearing deposits increased to $32.7 million for the quarter ended June 30, 2009 from $28.1 million for the comparable period last year.”

He further noted, “We provided additional allowance for loan losses as weak economic conditions continue to persist in our commercial and residential real estate lending markets.  Our allowance for loan losses now represents 1.76 % of our portfolio, compared to 1.36% at December 31, 2008.”

He concluded stating, “One of Beacon Federal’s proudest achievements came to fruition this July with the opening of our new 45,000 square foot corporate headquarters on Manlius Center Road, East Syracuse, NY.  The site houses Beacon Federal’s administrative and management teams and features a full-service branch with drive-through service, including ATM service lanes and a 24-hour ATM in the lobby.  The new branch is Beacon’s eighth.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal (“the Bank”), offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in East Syracuse, New York, with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts. The Company’s common stock is traded on the NASDAQ Global Market under the symbol “BFED.”

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY 13057
(315) 433-0111 x 1550

BEACON FEDERAL BANCORP, INC.
Financial Highlights

	At	At
	June 30,	December 31,
	2009	2008
	(Unaudited)
	(In thousands, except per share data)
Selected Financial Condition Data:
Total assets	$1,046,171	$1,021,343
Cash and cash equivalents	25,034	18,297
Trading account assets	-	23,337
Securities available for sale, at fair value	144,966	139,803
Securities held to maturity	18,411	23,315
Loans, net	802,108	770,695
Federal Home Loan Bank of New York stock, at cost	12,452	13,080
Deposits	658,510	626,467
FHLB advances	208,641	218,641
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	97,055	102,085
Other Data:
Stockholders' equity per outstanding common share	$14.31	$13.32

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$13,653	$13,933	$27,465	$27,569
Interest expense	6,710	7,735	13,794	15,796
Net interest income	6,943	6,198	13,671	11,773
Provision for loan losses	1,900	1,530	4,470	2,430
Net interest income after
provision for loan losses	5,043	4,668	9,201	9,343
Non-interest income	1,353	1,074	2,577	2,244
Non-interest expense	5,300	4,225	10,015	8,460
Income before income taxes	1,096	1,517	1,763	3,127
Income tax expense	402	684	633	1,330
Net income	$694	$833	$1,130	$1,797
Basic and diluted earnings per share	$0.11	$0.12	$0.17	$0.26

Financial Ratios:
Return on average assets (annualized)	0.27%	0.35%	0.22%	0.38%
Return on average equity (annualized)	2.91%	2.94%	2.30%	3.18%
Average interest rate spread (annualized)	2.44%	2.14%	2.42%	2.02%
Net interest margin (annualized)	2.77%	2.65%	2.75%	2.56%
Non-performing loans to total loans	1.67%	0.52%	1.67%	0.52%
Non-performing assets to total assets	1.31%	0.42%	1.31%	0.42%
Annualized net charge-offs to average
loans outstanding	0.10%	0.49%	0.19%	0.30%
Allowance for loan losses to non-
performing loans at end of period	104.98%	210.09%	104.98%	210.09%
Allowance for loan losses to total loans
at end of period	1.76%	1.08%	1.76%	1.08%